LICENSE AGREEMENT

This License Agreement (this “Agreement”) is effective as of the 25 day of July, 2022 (the “Effective Date”), by and between Intelligent Material Solutions, Inc. (“LICENSOR” or “IMS”), a corporation organized under the laws of the State of New Jersey and having a principal address of 201 Washington Road, Princeton, NJ 08540, and GATC Health Corp. (“LICENSEE” or “GATC”), a corporation organized under the laws of the State of Wyoming and having a principal address of 2020 Main Street, Suite 660, Irvine, CA 92614. IMS and LICENSEE is each a “Party” and collectively the “Parties” as referred to herein.

WHEREAS, IMS owns the entire right, title, and interest in and has the right to license to LICENSEE the Patent Rights (as defined below) and Licensed Know-How (as defined below);

WHEREAS, the technology claimed in the Patent Rights (as defined below) was developed by IMS and/or licensed exclusively from the Trustees of the University of Pennsylvania (“PENN”) pursuant to that certain License Agreement dated as of July 30, 2019 by and between IMS and PENN.(the “PENN In- License”);

WHEREAS, LICENSEE wishes to obtain a license under the Patent Rights and Licensed Know- How; and

WHEREAS, IMS desires to have products and services based on the inventions described in the Patent Rights and Licensed Know–How developed and commercialized to benefit the public;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Definitions.

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1

“Affiliate” means, with respect to a person, organization or entity, any person, organization or entity now or hereafter controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity

(a)

owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2

“Confidential Information” of a Party, means (i) information, whether written (whether or not marked or otherwise identified as confidential), oral, electronic or obtained by observation or inspection of tangible objects furnished by or on behalf of any Party relating to the business, operations or products of such Party or any of its Affiliates, including any know-how, that such Party discloses to the other Party under this Agreement and (ii) the terms and the existence of this Agreement (which shall be the Confidential Information of both Parties); provided that Confidential Information shall not include information that a receiving Party can demonstrate by documentation:

1.2.1

is or becomes generally available to and known to the public other than as a result of, directly or indirectly, disclosure by the recipient;

1.1.2

is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

1.2.3

is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or

1.2.4

is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

Notwithstanding the foregoing, LICENSEE’s plans and reports will be the Confidential Information of LICENSEE, without any requirement of marking, provided, that notwithstanding anything to the contrary in this Agreement, PENN may disclose such Confidential Information as required under law and for governmental reporting purposes without further obligation to the LICENSEE.

1.3

“Field” means diagnostics, prevention and monitoring in the disease areas of diabetes and heart disease, and in the areas of PSA Testing and longevity (specifically, CRP levels).

1.4

“GATC Product” any diagnostic product which utilizes or incorporates the IMS Material and is designed to be used with the IMS Instrument.

1.5

“Gross Revenue” means the total amount billed or invoiced on sales of Licensed Product by GATC or any of its Affiliates or Sublicensees, less the following deductions: (i) trade, cash and quantity discounts; price reductions or rebates, retroactive or otherwise; (ii) taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced; (iii) amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs; (iv) any invoiced amounts from a prior period which are not collected and are written off, including bad debts; and (v) freight, insurance, import/export, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced.

1.6

“IMS Instrument” means an instrument designed by IMS and used to scan, quantify, identify and decode diagnostic tests that incorporate IMS Materials.

1.7

“IMS Material” means the proprietary, uniform, submicron-sized up-converting phosphor crystals (UPCs) as more fully described on Exhibit B.

1.8

“IMS Technology” means IMS Instruments and IMS Materials.

1.9

“IMS-Penn Joint Background Technology” means all patents and applications listed in Exhibit A that are jointly owned by IMS and PENN, and which are exclusively licensed to IMS.

1.10

“Licensed Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials owned or controlled by

>

IMS useful in the manufacture, sale, or use of the Licensed Products.

1.11

“Licensed Product” means (a) the GATC Products and (b) any other products the Parties may agree to in writing from time to time, the using, selling, offering for sale, importing, exporting in the country in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one pending Valid Claim (were it to have issued) or issued Valid Claim in that country or which incorporates or use any element of the Licensed Know-How.

1.12

“Patent Rights” means, in each case to the extent owned or licensed-in and controlled by IMS:

1.12.1

the patents and patent applications listed in Exhibit A, including IMS-Penn Joint Background Technology, and including any PCT and/or U.S. application claiming priority to such application(s) that are filed on or before the one-year conversion date of such application(s));

1.12.2

any patent or patent application hereafter owned and controlled by IMS developed, licensed, or acquired after the date hereof that would be useful in the Field;

1.12.3

any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in Sections 1.12.1 or 1.12.2;

1.12.4

any patents issuing on any patent application identified in Sections 1.12.1 - 1.12.3, including any reissues, renewals, reexaminations, substitutions or extensions thereof;

1.12.5

any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in Sections 1.12.1 - 1.12.4;

1.12.6

any foreign counterpart (including PCTs) of any patent or patent application or of the claims identified in Sections 1.12.1 - 1.12.5; and

1.12.7

any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in Sections 1.12.1 - 1.12.6.

1.13

“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product.

1.14

“Sublicense” means: any right granted, license given or agreement entered into by LICENSEE to or with any other person or entity, under which LICENSEE grants rights to use or exploit any of the Patent Rights.

1.15

“Sublicensee” means any person or entity granted a Sublicense.

1.16

"Sublicensing Revenue" means any and all consideration, including all cash and cash equivalents, upfront payments, fixed or periodic fees and milestone fees, in each case payable to Licensee for any sublicenses granted pursuant to Section 2.3 and excluding royalties and sales- based payments, amounts received to reimburse GATC’s cost to perform research, development or similar services, in reimbursement of patent or other out-of-pocket expenses, or in consideration for

6

the purchase of any debt or securities of GATC.

1.17

“Term” means the term of this Agreement as set forth in Section 11.1.

1.18

“Territory” means the world.

1.19

“Third Party” means any entity or person other than IMS, PENN, LICENSEE, or their respective Affiliates, and their governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents.

1.20

“Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise,

(iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

2.

License.

2.1

License Grant. Subject to the terms and conditions set forth in this Agreement, IMS hereby grants to LICENSEE (i) an exclusive, royalty-bearing sublicensable license under IMS’s interest in the Patent Rights and Licensed Know-How in the Territory and (ii) an exclusive sublicensable license to use the IMS Technology, solely to make, use, offer for sale, sell, have sold, import, export, distribute, rent or lease Licensed Products and to bundle and sell such Licensed Products with IMS Instruments in the Territory, in each case solely for use within the Field; provided, however, that:

2.1.1

IMS retains the right, for itself and for other not-for-profit research organizations, to practice the Patent Rights and to use the IMS Technology within the scope of the license granted above, solely for non-commercial research, educational and scholarly purposes. PENN retains the right under its rights in the Patent Rights to: (a) conduct educational, non- commercial research activities itself and (b) authorize non-commercial Third Parties to conduct educational and non-commercial research activities; and

2.1.2

the United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C.

§§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations.

2.1.3

During the term of this Agreement, IMS shall not itself, and shall not collaborate, license or otherwise enable any Third Party to, develop or commercialize a diagnostic test for use on the IMS Instrument or that otherwise utilizes the Licensed Know-How or Patent Rights for use in the Field.

2.2

Affiliates. The license granted to LICENSEE under Section 2.1 includes the right to have some or all of LICENSEE’s rights or obligations under this Agreement exercised or performed by one or more of LICENSEE’s Affiliates, solely on LICENSEE’s behalf; provided, however, that:

2.2.1

no such Affiliate shall, except as set forth in Section 2.3, be entitled to grant, directly or indirectly, to any Third Party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights or the IMS Technology, including any right to develop, manufacture, market or sell Licensed Products; and

2.2.2

any act or omission taken or made by an Affiliate of LICENSEE under this Agreement will be deemed an act or omission by LICENSEE under this Agreement.

2.3

Sublicenses.

2.3.1

Sublicense Grant. LICENSEE and its Affiliates will be entitled to grant Sublicenses to Third Parties through multiple tiers under the license granted pursuant to Section 2.1 subject to the terms of this Section 2.3. Any such Sublicense shall not exceed the scope of rights granted to LICENSEE hereunder, and shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement and shall be subject to the consent of IMS, such consent not to be unreasonably withheld, conditioned or delayed and IMS may only withhold consent if IMS can demonstrate that the grant of such Sublicense will have a material adverse effect on IMS’ business. If IMS withholds such consent and the parties dispute whether there would be a material adverse effect on IMS’s business, the Parties shall submit such dispute to binding arbitration to an arbitrator selected by the Parties (and if the Parties cannot agree on an arbitrator, then each Party will select an arbitrator and the two arbitrators will select a third arbitrator, and the dispute will be submitted to the panel of three arbitrators). The decision of the arbitrator(s) will be final, and the costs of such arbitration will be borne between the Parties in such manner as the arbitrator(s) shall determine is equitable based on the outcome of the dispute.

2.3.2

Sublicense Agreements. LICENSEE and its Affiliates shall grant sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

(a)

all provisions necessary to ensure LICENSEE’s ability, directly or through Affiliates, to perform its obligations under this Agreement;

(b)

Reasonable record keeping, audit and reporting obligations sufficient to enable LICENSEE and IMS to reasonably verify the payments due to LICENSEE and IMS under such Sublicense and to reasonably monitor such Sublicensee’s progress in developing and/or commercializing Product, provided that such obligations shall be no less stringent that those provided in this Agreement for LICENSEE.

(c)

Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on LICENSEE and do not provide greater rights to Sublicensee than as provided in Article 7. For clarity, to the extent that the right to institute enforcement action(s) against an infringer is delegated to a Sublicensee, the procedural obligations of LICENSEE in Article 7 shall be followed.

(d)

Confidentiality provisions with respect to Confidential Information of PENN consistent with the restrictions on LICENSEE in Article 8 of this Agreement.

(e)

Covenants by Sublicensee that are equivalent to those made by LICENSEE in Article 9 of this Agreement.

(f)

A requirement of indemnification of IMS and PENN by Sublicensee that is equivalent to the indemnification of IMS and PENN by LICENSEE under Section 10.1 of this Agreement.

(g)

A requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of LICENSEE under Section 10.2 of this Agreement, including coverage under such insurance of IMS and PENN as provided in Section 10.2.

(h)

Restriction on use of IMS and PENN’s names etc. consistent with Section 12.4 of this Agreement.

(i)

Subject to compliance by Sublicensees with applicable laws of the legal domicile of the Sublicensee, a requirement of antidiscrimination by Sublicensee no less stringent than that provided in Section 12.18 of this Agreement.

(j)

A requirement that IMS and PENN are third party beneficiaries of such Sublicense.

(k)

a provision clarifying that, in the event of termination of the license set forth in Section

2.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall continue and be directly assigned to IMS provided such Sublicensee is not in breach of the terms of this Agreement;

(l)

a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of IMS, except that the Sublicensee may, without such consent, assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided that (a) there exists no material breach by the Sublicensee of any material term of this Agreement; and (b) the assignee agrees in writing to be legally bound by this Agreement and to deliver to IMS a copy of such undertaking. Any such assignment will not relieve Sublicensee of responsibility for performance of any obligation of Sublicensee that has accrued at the time of the assignment. Sublicensee will not grant a security interest in the license or this Agreement; and

(m)

the sublicense agreement shall provide that, in the event of any inconsistency between the sublicense agreement and this Agreement, this Agreement controls.

2.3.3

Delivery of Sublicense Agreement. LICENSEE shall furnish IMS with a fully executed copy in English of any Sublicense agreement, promptly after its execution, and copies of royalty reports provided to LICENSEE by any Sublicensees. IMS shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring LICENSEE’s and Sublicensees’ compliance with their obligations hereunder and enforcing IMS’s rights under this Agreement, and IMS may forward such Sublicense agreements and reports to Penn.

2.3.4

Breach by Sublicensee. In the event of an uncured breach of a Sublicense agreement by any Sublicensee that results in a material breach of this Agreement, LICENSEE must enforce its rights by terminating such Sublicense agreement, or causing the Sublicensee to curse such breach, in accordance with the terms thereof.

2.3.5

Sublicensing Revenue Share. Subject to the terms and conditions of this Agreement, LICENSEE shall pay to IMS twenty percent (20%) of any and all Sublicensing Revenue.

2.4

PENN In-License. IMS has provided LICENSEE with a complete and correct copy of the PENN In-License, and there have been no modifications, amendments or restatements other than as provided to LICENSEE prior to the Effective Date. The PENN In-License is in full force and effect in accordance with its terms. After giving effect to this Agreement, there exist no breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the PENN In- License. IMS shall not amend, modify or terminate the PENN In-License without the prior written consent of LICENSEE.

2.5

No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon LICENSEE by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of IMS, PENN or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

3.

Development and Commercialization.

3.1

Diligence. LICENSEE shall be responsible for the development and marketing of the GATC Products. LICENSEE shall use its commercially reasonable efforts and shall cause its Sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products in the Field; (b) to introduce Licensed Products into the commercial market for use in the Field; and

(c) to market Licensed Products for use in the Field following such introduction into the market. LICENSOR shall provide support to LICENSEE in its commercialization efforts. LICENSEE shall pay LICENSOR for such support in such amounts as shall be agreed upon by the Parties in writing prior to the commencement of such support.

3.2

Reporting.

Within sixty (60) days after the end of each calendar year, LICENSEE shall furnish IMS with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including: (a) research and development activities completed; (b) commercialization and/or other distribution efforts, including significant corporate transactions involving Licensed Products; and (c) marketing efforts. Unless otherwise agreed to in writing beforehand, the Parties shall meet to review and discuss business opportunities and priorities at least once every six (6) months; provided that conduct of LICENSEE’s business, including without limitations strategic plans and business development decisions, shall be determined in the sole discretion of LICENSEE.

3.3

Supply of IMS Instrument and IMS Material.

IMS shall timely manufacture and supply to GATC, and GATC shall purchase, the IMS Instrument, upon commercially reasonable terms agreed upon by the Parties, provided that IMS shall provide to GATC and its customers the most favored pricing for the IMS Instruments. IMS shall use commercially reasonable efforts to ensure that sufficient supply of the IMS Instruments are available to GATC as needed by GATC to exercise its rights under this Agreement. IMS shall timely manufacture and supply to GATC all amounts of the IMS Material that GATC needs to exercise its rights under this Agreement. The initial amounts of IMS Material that GATC needs to support sales and initial GATC Product development will be at no cost to GATC, and all subsequent amounts of IMS Material will be at IMS’ actual costs to manufacture such amounts of IMS Material. Without limiting the foregoing, IMS shall maintain a sufficient safety stock of IMS Materials to ensure that GATC will have access to the IMS Material as and when needed for its development and commercialization efforts for the Licensed Product.

3.4

Research & Development.

GATC shall (i) be responsible for the research, development and marketing of the Licensed Products; (ii) as mutually agreed by the Parties, pay IMS for further developments that is required to support GATC’s development efforts at commercially reasonable and most favor able rates; in consideration for which IMS shall provide the agreed upon development support.

4.

Consideration for Grant of License

4.1

License Fee. LICENSEE shall pay IMS a non-refundable non- creditable and non-recoverable license fee of $100,000 U.S. Dollars, due and payable within ten (10) days after the Effective Date.

4.2

Royalty. LICENSEE shall pay IMS a royalty at a rate of 10% on Gross Revenue received on the sale of GATC Products.

4.3

Patent Challenge.

4.3.1

During the Term, IMS shall have the right to terminate this Agreement if LICENSEE, its Affiliates or Sublicensees, directly or indirectly (including where such is done by a Third Party on behalf of LICENSEE its Affiliates or Sublicensees, at the urging of LICENSEE its Affiliates or Sublicensees or with the assistance of the LICENSEE, its Affiliates or Sublicensees, other than where LICENSEE or its Affiliate or Sublicensee was required by law to provide such support, such as via a subpoena) challenge the validity, scope, or enforceability of or otherwise oppose any Patent Right, provided that IMS shall not have such right to terminate if (a) any Patent Right is first asserted against LICENSEE or its Affiliates or Sublicensees for activities authorized under this Agreement, in which case LICENSEE its Affiliates or Sublicensees is entitled to all and any defenses available to it including challenging the validity or enforceability of such Patent Right, or (b) in the case that the challenge was by a Sublicensee, if LICENSEE promptly terminates its Sublicense with such Sublicensee.

4.3.2

If LICENSEE is defending a Third Party claim where the validity, enforceability, or scope of any of the Patent Rights is being challenged (a “Third Party Challenge”), any Royalties under Section 4.2.1 that accrue during the pendency of such Third Party Challenge will be not become due unless and until the decision of the trial court is docketed in such Third Party Challenge in favor of LICENSEE.

4.4

Right of First Refusal. Through December 31, 2025, GATC shall have the right of first refusal to include additional diagnostic disease areas to the Field in consideration of minimum quarterly payments of $50,000 that would be creditable against the royalty payments set  forth  in Section 4.2.

4.5

Advisory Agreement. Howard Bell and Josh Collins, officers of IMS, shall agree to join LICENSEE’s Scientific Advisory Board, pursuant to, and subject to the terms and conditions set forth in LICENSEE’S standard Advisory Agreement. As compensation thereunder, each of Messrs. Bell and Collins shall receive 50,000 “cashless” stock options to purchase shares of LICENSEE at a strike price of $5.00, all pursuant to LICENSEE’s standard stock option agreement.

5.

Reports; Payments; Records.

5.1

Reports and Payments.

5.1.1

Reports. Within sixty (60) days after the conclusion of each annual period commencing with the year ending December 31, 2022, LICENSEE shall deliver to IMS a report containing the following information (in each instance, with a Licensed Product-by- Licensed Product and country-by-country breakdown):

(a)

the number of units of GATC Products sold, leased or otherwise transferred by for the applicable annual period;

(b)

the gross amount billed or invoiced for GATC sold, leased or otherwise transferred during the applicable annual period;

(c)

the calculation of Sublicensing Revenue, including the type and amount of all Sublicensee payments; and

(d)

the total amount payable to IMS in U.S. Dollars for the applicable annual period.

Each such report shall be certified on behalf of LICENSEE as true, correct and complete in all material respects. If no amounts are due to IMS for a particular annual period, the report shall so state.

5.1.2

Payment.

(a)

Within sixty (60) days after the end of each annual period for which royalty payments and/or Sublicensing Revenue are due, LICENSEE shall pay IMS all amounts due with respect to each such annual period.

(b)

No Multiple Royalties. No multiple royalties will be due because any Licensed Product is covered by more than one Patent Right. In such case, LICENSEE shall pay only one Royalty at the applicable rate pursuant to Section 4.2.1 above.

5.2

Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last business day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.3

Records. LICENSEE shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to IMS in relation to such Licensed Products, which records shall contain sufficient information to permit IMS to confirm the  accuracy of any reports or notifications delivered to IMS under Section 5.1. LICENSEE, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given annual period for at least five (5) years after the conclusion of that annual period, during which time IMS will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and LICENSEE’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to IMS any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of ten percent (10%) in any calendar year, LICENSEE shall reimburse IMS for all amounts incurred in connection with such audit. IMS may exercise its rights under this Section 5.3 only once every year per audited entity and only with reasonable prior notice to the audited entity. In the event of a dispute over the results of any audit conducted pursuant this Section 5.3, IMS and LICENSEE shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) calendar days, the dispute shall be submitted for binding arbitration to a certified public accounting firm ("Accountant") selected by each Party's certified public accountants or such other Person as the Parties shall mutually agree. The decision of the Accountant will be final, and the costs of such arbitration will be borne between the Parties in such manner as the Accountant shall determine is equitable based on the outcome of the dispute.

5.4

Late Payments. Any payments by LICENSEE that are not paid ninety (90) days after the date such payments are due under this Agreement will bear non-compounding interest at the lower of (a) one percent (1.0%) per month or (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the ninety (90) day window for payment. Payment of such interest by LICENSEE shall not limit, in any way, IMS’s right to exercise any other remedies IMS may have as a consequence of the lateness of any payment.

5.5

Payment Method. Each payment due to IMS under this Agreement shall be paid by check or wire transfer of funds to IMS’s account in accordance with written instructions provided by IMS. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6

Withholding and Similar Taxes. LICENSEE shall be entitled to deduct the amount of any withholding taxes payable by LICENSEE, its Affiliates or Sublicensees to the extent LICENSEE, its Affiliates or Sublicensees pay to the appropriate governmental authority on behalf of IMS such taxes, levies or charges. LICENSEE promptly shall deliver to IMS proof of payment of all such withholding taxes together with copies of all communications from or with such governmental authority with respect thereto.

6.

Patent Marking.

6.1

Marking. LICENSEE shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country, which, in the United States will comply with 35 U.S.C Section 287(a). Upon request from IMS, Licensee shall provide evidence of proper marking.

7.

Infringement.

7.1

Notice. If either Party believes that an infringement by a Third Party with respect to any Patent Right is occurring or may potentially occur, the knowledgeable Party will provide the other Party with (a) written notice of such infringement or potential infringement and (b) evidence of such infringement or potential infringement (the “Infringement Notice”). Neither IMS nor LICENSEE will notify such a Third Party (including the infringer) of infringement or put such Third Party on notice of the existence of any Patent Right without first obtaining the written consent of the other Party (“Notice Consent”). Both IMS and LICENSEE will use their diligent efforts to cooperate with each other to pursue infringers. Should it be in the LICENSEE’s business interest, the LICENSEE is free to pursue litigation against any infringers or potential infringers at the LICENSEE’s cost and in such case LICENSEE will be able to notify the infringer and LICENSOR will join any litigation as a required party if necessary for standing purposes. LICENSOR will have no obligation to bring any suit, action, or other proceeding against any alleged infringer.

7.2

Cooperation. Each party agrees to cooperate fully in any action under this Article 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party, including reasonable attorneys’ fees, in connection with providing such assistance.

7.3

Declaratory Judgment. If a declaratory judgment action is brought naming LICENSEE and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, LICENSEE shall promptly notify IMS in writing and IMS shall have the right, upon written notice to LICENSEE within thirty

(30) days after IMS receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

7.4

Notwithstanding the above, in the event that any Patent Right is infringed by a Third Party, prior to any enforcement action being taken by either Party or a Sublicensee regarding such infringement, the Parties shall discuss in good faith and will mutually agree in writing, as to how to handle such infringement by such Third Party.

7.5

All monies recovered by LICENSEE upon the final judgment or settlement of any suit to enforce the Patent Rights shall, after LICENSEE’s reimbursement of expenses, be treated as Gross Revenues and subject to the royalty payment under Section 4.2.

8.

Confidentiality

8.1

Each Party agrees that, for the Term and through the date of the expiration of the last to expire Valid Claim within the Patent Rights in such country, such Party shall (a) use the same degree of care to maintain the secrecy of the Confidential Information of the other Party that it uses to maintain the secrecy of its Confidential Information of like kind, (b) use the Confidential Information only to accomplish the purpose of this Agreement or for audit or management purposes and (c) ensure that any employees, customers, and distributors are bound to it by similar obligations of confidence and to make sure such disclosure is made only as required to accomplish the purposes of this Agreement.

8.2

A Party may disclose the Confidential Information of the other Party (a) to the extent required by applicable law or court order; provided, however, that the recipient promptly provides to the disclosing Party prior written notice of such disclosure if legally permitted to do so and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure, and (b) to its professional advisors and actual or potential investors, Sublicensees or acquirers (“Authorized Recipients”) on a need to know basis under appropriate confidentiality obligations substantially similar to those of this Article 8, provided that such Authorized Recipients do not further disclose to any Third Parties. For clarity, IMS may share with PENN any Confidential Information as required in its license agreement with PENN.

9.

Warranties; Limitation of Liability.

9.1

Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

9.1.1

it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

9.1.2

it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

9.1.3

the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party; and

9.1.4

when executed and delivered by such Party, this Agreement will constitute the legal,valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

9.2

LICENSEE Covenants. LICENSEE represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, federal and international laws and regulations relating to the development, use, sale and importation of Licensed Products. Without limiting the foregoing, LICENSEE represents and warrants, on behalf of itself and its Affiliates and Sublicensees, that they shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. LICENSEE hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold the IMS Indemnitees harmless (in accordance with Section 10.1) for the consequences of any such violation.

9.3

IMS Representations, Warranties and Covenants. IMS represents, warrants and covenants that:

9.3.1

it is the sole and exclusive owner or exclusive licensee of the entire right, title, and interest in and to the Patent Rights, and

9.3.2

it has, and throughout the Term will retain, the right to grant the license granted to LICENSEE hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non- contingent right, title, or interest in or to the Patent Rights that conflicts with the rights and licenses granted to LICENSEE hereunder.

9.4

No Warranty.

9.4.1

NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY IMS THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS.

9.4.2

IMS MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS OR IMS MATERIALS. IMS MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR USE OF THE IMS MATERIALS OR THE DEVELOPMENT, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

9.4.3

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

9.4.4

IMS DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY, OR

OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY, AND SCOPE OF THE LICENSED PATENTS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE, OR LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE LICENSED PRODUCTS, LICENSED KNOW-HOW, AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY LICENSOR, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE. WITHOUT LIMITATION TO THE FOREGOING, AND EXCEPT TO THE EXTENT RESULTING FROM A BREACH OF THIS AGREEMENT (INCLUDING LICENSOR’S FAILURE TO SUPPLY THE IMS MATERIALS AS PROVIDED UNDER SECTION 3.3), LICENSOR WILL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF A LICENSED PRODUCT, OR THE PRACTICE OF THE LICENSED PATENTS; (B) THE USE OF OR ANY ERRORS OF OMISSIONS IN ANY KNOW-HOW, TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY LICENSOR; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

9.5

Limitation of Liability.

9.5.1

PENN shall not be liable to LICENSEE, its Affiliates, any Sublicensee, or any of their Affiliates with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology, or services.

9.5.2

Except with respect to the Parties’ obligations under Section 10, with respect to IMS and Licensee, or a breach of Sections 2.1.3 or 8, neither Party’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall exceed the amounts paid to IMS under this Agreement. For clarity, such limitation applies solely to the license granted hereunder and shall not apply to Licensed Product manufactured by IMS which shall be subject to specifications as agreed upon by the parties in a supply agreement, to be entered into among the Parties at a later date.

10.

Indemnification and Insurance.

10.1

Indemnity.

10.1.1

LICENSEE shall indemnify, defend and hold harmless IMS, PENN, and their current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “IMS Indemnitees”) from and against any and all liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) including, without limitation, bodily injury, risk of bodily injury, death and property damage (“Claims”) to the extent arising out of Third Party claims or suits related to (i) LICENSEE’s development, testing, use, manufacture, promotion, sale or other disposition of any Licensed Product (including any product liability claim), (ii) any enforcement action or suit brought by LICENSEE against a Third Party for infringement of Patent Rights, (iii) any claim by a Third Party that the design, composition, manufacture, use, sale or other disposition of any GATC Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such Third Party, (iii) any breach of this Agreement or applicable laws by LICENSEE, its Affiliates or Sublicensees or (v) LICENSEE’s gross negligence, omissions or willful misconduct, provided that LICENSEE’s obligations pursuant to this Section 10.1.1 shall not apply to the extent such claims or suits result from the breach of this Agreement, gross negligence or willful misconduct of any of IMS Indemnitees as determined by a court of law.

10.1.2

IMS shall indemnify, defend and hold harmless Licensee, it Affiliates and their respective current and former directors, officers, employees and agents and their respective successors, heirs and assigns (collectively, the “Licensee Indemnitees”) from and against any third-party Claims based upon, arising out of, or relating to (i) a breach by IMS of this Agreement and (ii) LICENSEE’s use of the IMS Materials by themselves or LICENSEE’s use of IMS Instruments for monitoring or detecting IMS Materials in compliance with the terms of this Agreement or (iii) IMS’s gross negligence or willful misconduct.

10.1.3

Neither Party shall settle any Claim that (a) admits fault or negligence on the part of the other Party; or (b) commits the other Party to take, or forbear to take, any action, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

10.1.4

The indemnifying Party under Section 10.1.1 or Section 10.1.2 shall, at its own expense, provide attorneys reasonably acceptable to the other Party to defend against any actions brought or filed against any related Indemnitee of such other Party hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

10.1.5

As a condition to an indemnified party’s (“Indemnitee”) right to receive indemnification under this Section 10.1, Indemnitee shall: (a) promptly notify the indemnifying party (“Indemnitor”) as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) reasonably cooperate, and cause the individual Indemnitees to reasonably cooperate, with Indemnitor in the defense, settlement or compromise of such claim or suit; and (c) permit the Indemnitor to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may Indemnitor compromise or settle any claim or suit in a manner which (a) admits fault or negligence on the part of Indemnitee; (b) commits Indemnitee to take, or forbear to take, any action, without the prior written consent of Indemnitee, or (c) grant any rights under the Patent Rights without authorization from Indemnitee shall reasonably cooperate with Indemnitor and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.Notwithstanding Section 10.1.5 above, in the event that Indemnitee believes in good faith that a bona fide conflict exists between Indemnitor and Indemnitee with respect to a claim or suit subject to indemnification hereunder, then Indemnitee shall have the right to defend against any such claim or suit itself, including by selecting its own counsel, with any reasonable attorney's fees and litigation expenses being paid for by Indemnitee. Indemnitee will pay such fees and expenses either directly or will reimburse Indemnitor within thirty

(30) days of Indemnitee’s receipt of invoices for such fees and expenses.

10.2

Insurance.

10.2.1

Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE, or by an Affiliate, Sublicensee or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for LICENSEE’s indemnification obligations under this Agreement.

10.2.2

Prior to the First Commercial Sale of a Product, LICENSEE shall, at its sole cost and expense, procure and maintain product liability insurance in an amount not less than

$3,000,000.

10.2.3

The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification obligations under this Agreement.

10.2.4

LICENSEE expressly understands, however, that the coverages and limits in Section

10.2.1 and 10.2.2 do not in any way limit Licensee’s liability or indemnification obligations. Licensee’s insurance will:

(a)

Be issued by an insurance carrier with an A.M. Best rating of “A” or better;

(b)

State that IMS and Penn are endorsed as an additional insured with respect to the coverages in Section 10.2.1; and

(c)

Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by Penn.

10.2.5

LICENSEE must furnish IMS with (a) a valid certificate of insurance evidencing compliance with all requirements of this Agreement and (b) additional insured endorsements for Licensee’s applicable policies naming “The Trustees of the University of Pennsylvania” and “Intelligent Material Solutions, Inc.” as additional insured. Licensee must furnish both documents within sixty (60) days of the Effective Date, and at any time there is a modification in such insurance.

10.2.6

LICENSEE shall provide IMS with written evidence of such insurance upon the reasonable request of IMS. LICENSEE shall provide IMS with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance. If LICENSEE does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, IMS shall have the right to terminate this

Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

11.

Term and Termination.

11.1

Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect until expiration of the last to expire of the Patent Rights (the “Term”); provided that GATC shall be required to pay a quarterly minimum payment of $50,000 to IMS commencing on January 1, 2026 through the date of the termination or expiration of this Agreement, which quarterly minimum payment would be creditable against the royalty payments set forth in Section 4.2. Upon expiration of the Term, the licenses granted under Section 2.1 shall become perpetual and fully paid up.

11.2

Termination.

11.2.1

Termination Without Cause. LICENSEE may terminate this Agreement without Cause upon sixty (60) days prior written notice to IMS; provided however, if LICENSEE terminates this Agreement prior to December 31, 2025, LICENSEE shall pay to IMS an amount equal to (a) the sum of Two Hundred and Fifty Thousand Dollars ($250,000) less

(b) all amounts paid to IMS under this Agreement pursuant to Sections 2.3.5, 4.1 and 4.2. For purposes of this Section 11.2.1, Cause shall mean each of the events set forth in Sections 11.2.2 and 11.2.3 below.

11.2.2

Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement (including failure by the LICENSEE to make any amounts due under this Agreement) and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

11.2.3

Bankruptcy. IMS may terminate this Agreement upon notice to LICENSEE if LICENSEE becomes insolvent or is generally unable to pay or fails to pay its debts as they become due, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against LICENSEE and not dismissed within ninety (90) days, or if LICENSEE becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

11.3

Effect of Termination.

11.3.1

Termination of Rights. Upon termination of this Agreement by either party pursuant to any of the provisions of Section 11.2: (a) the rights and licenses granted to LICENSEE under Article 2 shall terminate, and all rights in and to and under the Patent Rights will revert to IMS; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with LICENSEE such that LICENSEE would have the right to terminate such Sublicense, such Sublicense shall automatically be assigned to IMS and IMS agrees to accept such assignment provided that IMS shall not assume any representations, warranties, obligations or liabilities that are not included in this Agreement.

11.3.2

Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration, LICENSEE, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may continue the production of Licensed Products and sell the same; provided that, in the case of both (a) and (b), LICENSEE shall pay the applicable royalties to IMS in accordance with Article 4, provide reports and audit rights to IMS pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 10.2.

11.3.3

Regulatory Filings. LICENSEE shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval required to market Licensed Products in any such country. LICENSEE shall solely own all right, title and interest in and to all such regulatory approvals and filings.

11.4

Survival. The parties’ respective rights, obligations and duties under Articles 4 (with respect to payments that have accrued prior to expiration or termination), 5, 8, 9, 10, 11 and 12, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, LICENSEE’s obligations under Section 4.4.3 with respect to Sublicenses granted prior to expiration or termination of the Agreement shall survive such expiration or termination.

12.

Miscellaneous.

12.1

Preference for United States Industry. During the period of exclusivity of this license in the United States, LICENSEE shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.

12.2

No Security Interest. LICENSEE shall not enter into any agreement under which LICENSEE grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to LICENSEE herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section

11.2

shall be null and void and of no legal effect.

12.3

Use of Name.

12.3.1

Except as provided below, LICENSEE shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “IMS” or “INTELLIGENT MATERIAL SOLUTIONS” (alone or as part of another name) or any logos, seals, insignia or other words, names, trademarks, trade names, symbols or devices that identify IMS, any IMS unit, division, or affiliate (“IMS Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, IMS. Without limiting the foregoing, LICENSEE shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of IMS Names on the termination or expiration of this Agreement except as otherwise approved by IMS. This restriction shall not apply to any information required by law to be disclosed to any governmental entity. IMS and its Affiliates may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of  LICENSEE without the prior written consent of LICENSEE, except for governmental reporting purposes.

12.3.2

LICENSEE, its Affiliates and Sublicensees may not use the name, logo, seal, trademark,

or service mark (including any adaptation of them) of PENN or any PENN school, organization, employee, student or representative, without the prior written consent of PENN. PENN and its Affiliates may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of LICENSEE without the prior written consent of LICENSEE, except for governmental reporting purposes.

12.3.3

Notwithstanding the foregoing, LICENSEE may use the name of IMS or PENN in a non- misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by LICENSEE for the purpose of raising financing for the operations of LICENSEE as related to Licensed Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Patent Rights have been licensed by LICENSEE from IMS and/or PENN, and to inform a reader of the identity and published credentials of inventors of the intellectual property, and (b) any securities reports required to be filed with the Securities and Exchange Commission.

12.3.4

During the Term, Licensee may use the phrase “Intelligent Materials” solely in connection with the manufacture, promotion, advertising, marketing distribution and sale of IMS Materials and Licensed Products. Notwithstanding the foregoing, Licensee acknowledges that as between Licensee and IMS, IMS is the owner of the “Intelligent Materials” trademark and all goodwill related thereto.

12.4

Entire Agreement. This Agreement is the sole agreements with respect to the subject matter hereof and except as expressly set forth herein, supersede all other agreements and understandings between the parties with respect to the same.

12.5

Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, electronic mail, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 12.5:

IMS	LICENSEE
Intelligent Material Solutions, Inc.	GATC Health Corp
201 Washington Road
Princeton, NJ 08540
Attn: Howard Bell	Attn:
Facsimile:	Email:
Email: howard@intelligentmaterial.com

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by facsimile or electronic mail, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

12.6

Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the State of New York, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a

“Suit”) shall be brought in a court of competent jurisdiction in the State of New York, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the County of New York in the State of New York, . Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

12.7

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

12.8

Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.9

Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

12.10

Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.11

No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other or be deemed to constitute either party as agent for or partner of the other or any third party.

12.12

Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any purchaser of all or substantially all of its assets related to this Agreement or all of its equity, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 12.12 shall be null and void and of no legal effect.

11.13

Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, pandemic, epidemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire or sabotage, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.14

Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

12.15

Third-party Beneficiary. PENN is an intended third-party beneficiary of this Agreement and has the right to enforce any of the terms herein.

12.16

No Discrimination. Neither IMS, PENN, nor LICENSEE will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status. LICENSEE hereby gives written assurance that it will comply with and will cause its Affiliates and Sublicensees to comply with this Section 12.17.

12.17

Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

INTELLIGENT MATERIAL SOLUTIONS, INC.

BY:

/s/ Howard Bell

Howard Bell, President

July 23, 2022

GATC HEALTH CORP.

BY:

/s/ Jeff Moses

Jeff Moses, President

July 25, 2022

EXHIBIT A PATENT RIGHTS

IMS-9181477	13876266	MORPHOLOGICALLY AND SIZE UNIFORM MONODISPERSE PARTICLES AND THEIR SHAPE- DIRECTED SELF-ASSEMBLY
IMS-9758724	14878424	MORPHOLOGICALLY AND SIZE UNIFORM MONODISPERSE PARTICLES AND THEIR SHAPE- DIRECTED SELF-ASSEMBLY

IMS-10576	PCTUS2028703	APPARATUS AND METHOD FOR ENHANCING THE SAFETY OF LASER BASED SYSTEMS

IMS-10776	PCTUS2012520	SYSTEM AND METHOD FOR MOBILE DEVICE PHOSPHOR EXCITATION AND DETECTION

IMS-10876	PCTUS2038327	SYSTEM AND METHOD FOR AUTHENTICATING AN ARTICLE

IMS-10902	17260322	METHOD AND SYSTEM FOR IDENTIFICATION OF PHOSPHORS
IMS-10976	PCTUS1942146	METHOD AND SYSTEM FOR IDENTIFICATION OF PHOSPHORS

EXHIBIT B IMS MATERIAL

Intelligent Material Solutions (IMS) represents that it has the capacity to provide GATC Health with kilogram quantities of their proprietary, uniform, submicron-sized up-converting phosphor crystals (UPCs) as defined in Section 1.7 and in more detail in the patents listed in Exhibit A. UPCs will be coupled to antibodies and other capture molecules (i.e nucleic acids, aptamers, etc.) to be used as reagents for research, development and manufacturing of in vitro diagnostic (IVD) assays including Lateral Flow tests, ELISAs and other test formats as the case may be. Such tests are intended for point of care and/or in-laboratory detection & quantitation of biomarkers associated with the disease states and health & wellness conditions outlined for field of use in section 1.3 of this contract.

Intelligent Materials Solutions agrees to provide two or more variations of the up-converting phosphor crystals which upon activation, emit two of more specific wavelengths enabling multiplex detection and quantitation of up to ten different biomarkers on one lateral flow strip.

IMS further represents that unlike europium, gold and other reporter molecules currently used in quantitative IVD tests, the up-converting phosphor crystal emit signals which do not quench over time nor do they auto- fluoresce; these characteristics result in stable IVD assays with possess increased sensitivity and can be analyzed over an indefinite time period as long as the strip is stored correctly. The latter characteristic enables the IVD tests to be run at home, point of care or in rural field stations with follow-up quantitative analysis conducted in remote laboratory settings.